Exhibit 99.2

Third Quarter 2014

Supplemental Operating and Financial Data

The Estates at Wake Forest

Wake Forest, NC

Trade Street Residential, Inc.

19950 W. Country Club Drive, Suite 800

Aventura, Florida 33180

786-248-5200

www.tradestreetresidential.com

Trade Street Residential, Inc.

Third Quarter 2014	Supplemental Financial Information

Trade Street RESIDENTIAL RELEASES Third Quarter 2014 Results

– Increases Same Store Average Monthly Rent 3.9% to $903 –

– Reports Core FFO of $0.09 Per Diluted Share –

– Board of Directors Initiates Comprehensive Review of Strategic Alternatives –

AVENTURA, FL, November 3, 2014 – Trade Street Residential, Inc. (NASDAQ: TSRE) (the “Company”), a vertically integrated and self-managed real estate investment trust ("REIT") focused on acquiring, owning, operating and managing high-quality, conveniently located, apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States and Texas, today announced consolidated results for the third quarter ended September 30, 2014.

Operational and Financial Highlights for Third Quarter 2014

•	Reported Core FFO of $3.1 million, or $0.09 per diluted share.

•	Same store net operating income, or same store NOI, increased 2.2% compared to the same period in the prior year. Over the same period, same store revenue increased 3.6% and same store expenses increased 5.4%. Stabilized non-same store communities provided $5.2 million of NOI during the quarter, an improvement of $3.7 million over the same period in the prior year and $0.6 million over the second quarter of 2014.

•	Same store average occupancy was 96.1% at quarter end, a decrease of 20 basis points compared to the same period last year. Stabilized non-same store average occupancy was 95.6% at quarter end, a 310 basis point improvement over the second quarter of 2014.

•	Same store average monthly rent increased to $903 per unit, an increase of 3.9% compared to the same period last year. Stabilized non same store average monthly rent was $1,101 at quarter end, an increase of 1.5% from the average of $1,085 per unit over the second quarter of 2014.

“We are pleased to deliver positive results for the third quarter of 2014, largely as a result of our team’s continued hard work and dedication to improving our operating performance across our entire portfolio,” stated Richard Ross, Chief Executive Officer of Trade Street Residential. “During the quarter we generated higher rental rates while maintaining high occupancies, helping us achieve meaningful improvement in our operating margins, Core FFO and cash flows. As we look to the end of 2014, we remain optimistic about the continued earnings momentum for the Company.”

Mr. Ross continued, “Given the progress we are making across our business and the improving regional economies where we operate, we believe we have many options available to us to better realize the value of our assets for our stockholders. As a result of the inquiries we have received involving potential strategic opportunities, the Board of Directors has decided to explore a broad range of potential strategic alternatives to enhance stockholder value. We have one of the youngest portfolios of well-located apartment communities in some of the most attractive markets across the Sunbelt. Since our IPO in May 2013, we have improved the quality of our portfolio, enhanced our margins, increased our cash flow and strengthened our balance sheet. This strategic process is being conducted to assess how we can achieve our full potential while we continue to focus on maximizing value for stockholders.”

Financial Results for the Three Months Ended September 30, 2014

Net loss attributable to common stockholders for the third quarter of 2014 was a net loss of ($9.1) million, compared to net income of $1.4 million for the same period in the prior year. The change in net income was primarily the result of an impairment charge of $8.0 million during the third quarter of 2014 versus a one-time gain of $6.9 million on acquired assets in the prior year quarter. This impairment charge is associated with reporting these land holdings at estimated disposition value due either to their inclusion in the previously-announced redemption of Class A preferred stock or a non-binding sales contract effected subsequent to quarter end and primarily related to reclassification of the Millenia Phase II parcel from land held for future development to land held for sale. The net loss per basic and diluted share for the third quarter of 2014 was ($0.25), a change from earnings per share of $0.12 in the prior year period, primarily as a result of the foregoing factors.

Funds from Operations, or FFO, for the third quarter of 2014 was $2.9 million, or $0.08 per diluted share, as compared to a deficit of ($1.7) million, or ($0.15) per diluted share in the prior year period. The increase in FFO is largely the result of the addition of eight new operating properties since the third quarter of 2013. Core FFO for the third quarter of 2014 was $3.1 million, or $0.09 per diluted share, as compared to income of $0.1 million, or $0.01 per diluted share in the prior year period.

Portfolio Performance

Same store NOI for the third quarter of 2014 was $2.9 million, an increase of 2.2% as compared to the third quarter of the prior year, driven primarily by a 3.6% increase in same store revenue, partially offset by a 5.4% increase in same store property expenses. Average rent increased to $903 per unit, up 3.9% from last year. Average occupancy for the quarter was 96.1%, down less than 20 basis points from a year ago. The increase in same store expenses was primarily attributable to increased property taxes.

On a sequential quarter basis, third quarter 2014 same store revenue increased 1.8% compared to the second quarter of 2014, while same store property expenses increased 2.4%, resulting in a same store NOI increase of 1.2%.

For the nine months ended September 30, 2014, same store revenue increased 5.0%, same store property expenses increased 6.5%, and same store NOI increased 3.7%, compared to the nine months ended September 30, 2013.

Balance Sheet and Financing Activity

As of September 30, 2014, the Company had total debt outstanding of $344.9 million at a weighted average interest rate of 3.9% and a weighted average term-to-maturity of 7.2 years. Of the total debt outstanding, $297.9 million is fixed rate debt at a weighted average interest rate of 4.0% and a weighted average term-to-maturity of 8.0 years.

Dividend

On September 15, 2014, the Company’s Board of Directors announced a dividend of $0.095 per share and unit, payable to holders of record of common stock and common units of the operating partnership as of September 30, 2014, which was paid on October 15, 2014.

Strategic Alternatives Review

In response to several inquiries regarding potential strategic transactions, the Company’s Board of Directors today announced a review of strategic alternatives to enhance stockholder value. Such review will include (among other alternatives): a sale, merger, acquisition or other form of business combination; sale or acquisition of assets; or a debt or equity recapitalization. The Company has not made a decision to pursue any specific strategic transaction or any other strategic alternative, and there is no set timetable for completion of this strategic review process. There can be no assurance that the exploration of strategic alternatives will result in the completion of any transaction or other alternative. The Board of Directors does not intend to disclose further developments regarding the evaluation of strategic alternatives until such time as the Board has determined the outcome of the process or otherwise has deemed that disclosure is appropriate.

The Company has retained J.P. Morgan Securities LLC as its financial advisor and Morrison & Foerster LLP as its legal advisors to assist the Board in its evaluation of strategic alternatives.

"The Board of Directors and management team are committed to further enhancing value for all Trade Street stockholders," said Richard Ross, Trade Street’s Chief Executive Officer. "We’ve taken strategic actions over the past year to improve the quality of our apartment portfolio, simplify our capital structure, and strengthen our balance sheet. Given the improving fundamentals of the multi-family housing market, we believe now is a prudent time to explore strategic alternatives. This process with J.P. Morgan will help ensure that Trade Street achieves its full potential while we continue to build on our track record of stockholder value creation."

Subsequent Events

Redemption of Class A Preferred Stock

In October, the Company redeemed all of the outstanding 309,130 shares of Class A Preferred Stock of the Company. The Class A Preferred Stock, with a liquidation preference of $30.9 million, was redeemed on October 17, 2014 in exchange for four land parcels and approximately $5.0 million in cash. The cash portion of the consideration was funded with cash on hand. As a result of this transaction, the Company incurred an impairment charge of approximately $8.0 million in the third quarter of 2014.

Management Transition

Effective November 3, 2014, Ryan Hanks has stepped down as the Company’s Chief Operating Officer and Chief Investment Officer. Mr. Hanks will continue in a consulting capacity until completion of the Board of Directors review of strategic alternatives.

“We are grateful for Ryan’s contributions to the Company in building such a high-quality portfolio of well-located properties and wish him continued success in his future endeavors,” said Mack Pridgen, Chairman of the Board of Directors.

Conference Call and Webcast

The Company will host a webcast and conference call on Monday, November 3, 2014 at 11:00 a.m. Eastern Time to review third quarter results and discuss recent events. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.tradestreetresidential.com in the Investors section. A replay of the conference call will be available through December 3, 2014, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13594175. Supplemental financial information is available in the Investor Relations section of the Company’s website under Financial Information.

About Trade Street Residential, Inc.

Trade Street Residential, Inc. is a vertically integrated and self-managed real estate investment trust focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States, including Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to the offering and the expected use of the net proceeds therefrom, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, including statements related to the Board of Director’s review of strategic alternatives. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as may be required by law. For a further discussion of these and other factors that could impact the Company's future results, performance or transactions, see the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, which the Company filed with the Securities and Exchange Commission on March 26, 2014.

Non-GAAP Financial Measures

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property and bargain purchase gains, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO attributable to common stockholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO includes adjustments to exclude the impact of straight-line adjustments for ground leases, gains and losses from extinguishment of debt, transaction costs related to acquisitions and reorganization, management transition costs and certain other non-cash items. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition, the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Management believes that net operating income (“NOI”) is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis. NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses.

The Company defines same store communities as communities owned and stabilized for the entirety of both periods presented, excluding properties held for sale. Reconciliations of net income attributable to common stockholders to FFO, Core FFO, NOI, and same store NOI are included in the Supplemental Information posted on the Company’s website.

Investor Relations:

Stephen Swett

786-248-6099
ir@trade-street.com

Media Contact:

Jason Chudoba, ICR for Trade Street

646-277-1249

Jason.Chudoba@icrinc.com

Trade Street Residential, Inc.

3rd Quarter 2014	Operating Results

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
in thousands, except per share data	2014	2013	2014	2013

Property revenues
Rental revenue	$13,831	$7,168	$37,330	$17,864
Other property revenues	1,475	859	4,039	1,885
Total property revenues	15,306	8,027	41,369	19,749

Property expenses
Property operations and maintenance	4,323	2,576	11,972	6,295
Real estate taxes and insurance	2,128	982	6,369	2,633
Total property expenses	6,451	3,558	18,341	8,928

Other expenses
General and administrative	1,943	3,099	6,356	6,482
Management transition expenses	-	-	9,291	-
Interest expense	3,381	2,210	9,572	6,110
Depreciation and amortization	4,922	3,312	15,389	8,479
Development and pursuit costs	217	52	356	67
Acquisition costs	-	472	1,641	916
Amortization of deferred financing cost	236	275	788	994
Loss on early extinguishment of debt	-	-	1,629	1,146
Total other expenses	10,699	9,420	45,022	24,194

Other income	1	26	45	70
Income (loss) from unconsolidated joint venture	20	(13)	21	42
Impairment associated with land holdings	(7,962)	-	(7,962)	(613)
Gain on sales of real estate assets	353	-	353	-
Gain on bargain purchase	-	6,900	-	6,900

INCOME (LOSS) FROM CONTINUING OPERATIONS	(9,432)	1,962	(29,537)	(6,974)

Income (loss) from operation of discontinued rental property, including gains/losses on disposals	-	(80)	-	1,696

NET INCOME (LOSS)	(9,432)	1,882	(29,537)	(5,278)
(Income) loss allocated to noncontrolling interest holders	566	(258)	1,907	911
Dividends declared and accreted on preferred stock and units	(234)	(234)	(693)	(707)
Dividends to restricted stockholders	-	(29)	-	(29)
Extinguishment of equity securities	-	-	-	11,716
Adjustments attributable to participating securities	14	(1)	44	(2,492)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(9,086)	$1,360	$(28,279)	$4,121

Earnings (loss) per common share - basic and diluted
Continuing operations	$(0.25)	$0.13	$(0.81)	$0.31
Discontinued operations	-	(0.01)	-	0.21
Net earnings (loss) attributable to common stockholders	$(0.25)	$0.12	$(0.81)	$0.52

Weighted average number of shares - basic and diluted	36,468	11,099	34,908	7,931

Dividends declared per common share	$0.0950	$0.0950	$0.2850	$0.3375

Trade Street Residential, Inc.

3rd Quarter 2014	Funds From Operations and Core Funds from Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
in thousands, except per share data	2014	2013	2014	2013

Net income (loss) attributable to common stockholders	$(9,086)	$1,360	$(28,279)	$4,121

Adjustments related to earnings per share computation (1)	(14)	1	(44)	(9,224)
Impairment associated with land holdings	7,484	-	7,448	507
Real estate depreciation and amortization - continuing operations	4,709	2,858	14,642	7,015
Real estate depreciation and amortization - discontinued operations	-	-	-	364
Real estate depreciation and amortization - unconsolidated joint venture	96	80	283	239
Gain on bargain purchase	-	(5,954)	-	(5,709)
Gain on sales of real estate assets (2)	(332)	-	(330)	(1,610)

Funds from operations attributable to common stockholders (3)	$2,857	$(1,655)	$(6,280)	$(4,297)

Management transition expenses	-	-	8,691	-
Acquisition costs	-	407	1,535	758
Loss on early extinguishment of debt	-	-	1,524	955
Non-cash straight-line adjustment for ground lease expenses	-	89	-	256
Non-cash stock awards	122	1,076	292	1,191
Non-cash accretion of preferred stock and units	156	156	462	495

Core funds from operations attributable to common stockholders (3)	$3,135	$73	$6,224	$(642)

Per share data
Funds from operations - diluted	$0.08	$(0.15)	$(0.18)	$(0.53)
Core funds from operations - diluted	$0.09	$0.01	$0.18	$(0.08)

Weighted average common shares outstanding - diluted(4)(5)	36,723	11,394	35,133	8,082

[1]	See notes B and G to consolidated financial statements as filed in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

[2]	Includes gains from sales of real estate assets reflected as part of continued and discontinued operations in the Company's statements of operations.

[3]	See page 19 for the Company's definition of these non-GAAP measures. Individual line items included in the computations are net of noncontrolling interests and include results from discontinued operations where applicable. The three and nine months ended September 30, 2013 amounts have been reclassified to conform to the current year presentation.

[4]	Includes non-vested portion of restricted stock awards.

[5]	The calculations of funds from operations and core funds from operations are reflected net of noncontrolling interests. Accordingly, noncontrolling interests represented by 2,344 Operating Partnership common units during the three and nine months ended September 30, 2014 and 2013 are not included in the determination of diluted weighted-average common shares outstanding. If these calculations had considered noncontrolling interests and the 2,344 common units had been included as part of diluted weighted-average shares outstanding, there would have been no impact on the per share amounts of funds from operations or core funds from operations.

Trade Street Residential, Inc.
3rd Quarter 2014	Consolidated Balance Sheets
(Unaudited)

in thousands	September 30, 2014	December 31, 2013

ASSETS
Real estate assets
Land and improvements	$88,559	$58,560
Buildings and improvements	464,439	272,849
Furniture, fixtures, and equipment	15,649	9,016
	568,647	340,425
Less accumulated depreciation	(23,899)	(14,369)
Net investment in operating properties	544,748	326,056

Land held for future development (including $0 and $1,477 of consolidated variable interest entity, respectively)	-	31,963
Real estate assets held for sale	24,125	-
Net real estate assets	568,873	358,019

Investment in unconsolidated joint venture, held for sale	2,279	2,421
Cash and cash equivalents (including $0 and $148 of consolidated variable interest entity, respectively)	16,713	9,037
Restricted cash and lender reserves	2,660	3,203
Deferred financing costs, net	4,908	3,022
Intangible assets, net	663	1,571
Prepaid expenses and other assets	2,314	10,363
Assets related to real estate assets held for sale	585	-
	30,122	29,617

TOTAL ASSETS	$598,995	$387,636

LIABILITIES
Indebtedness	$344,863	$249,584
Accrued interest payable	886	840
Accounts payable and accrued expenses	7,437	6,119
Dividends payable	3,789	1,247
Security deposits, deferred rent and other liabilities	1,795	1,443
Liabilities related to real estate assets held for sale	421	-
TOTAL LIABILITIES	359,191	259,233

Commitments & contingencies	-	-

STOCKHOLDERS' EQUITY
Class A preferred stock; $0.01 par value; 423 shares authorized, 309 shares issued and outstanding at September 30, 2014 and December 31, 2013	3	3
Common stock, $0.01 par value per share; 1,000,000 authorized; 36,723 and 11,469 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	367	115
Additional paid-in capital	303,529	162,681
Accumulated deficit	(79,683)	(52,053)
TOTAL STOCKHOLDERS' EQUITY - TRADE STREET RESIDENTIAL, INC.	224,216	110,746
Noncontrolling interests	15,588	17,657
TOTAL STOCKHOLDERS' EQUITY	239,804	128,403

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$598,995	$387,636

Trade Street Residential, Inc.
3rd Quarter 2014	Operating Properties Table
(Unaudited)

Property Name	Location	Year Built/ Renovated (1)	Date Acquired	Number of Units	Average Unit Size (Sq. Ft.)	Average Physical Occupancy (2)

The Pointe at Canyon Ridge	Sandy Springs, GA	1986/2007	09/18/08	494	920	94.8%
Arbors River Oaks	Memphis, TN	1990/2010	06/09/10	191	1,136	96.6%
The Estates at Perimeter (3)	Augusta, GA	2007	09/01/10	240	1,109	95.4%
Lakeshore on the Hill	Chattanooga, TN	1969/2005	12/14/10	123	1,168	95.6%
The Trails of Signal Mountain	Chattanooga, TN	1975	05/26/11	172	1,185	97.9%
Mercé Apartments	Addison, TX	1991/2007	10/31/11	114	653	95.1%
Fox Trails	Plano, TX	1981	12/06/11	286	960	96.3%
Millenia 700	Orlando, FL	2012	12/03/12	297	952	96.2%
Westmont Commons	Asheville, NC	2003&2008	12/12/12	252	1,009	97.3%
Bridge Pointe	Huntsville, AL	2002	03/04/13	178	1,047	97.9%
St. James at Goose Creek	Goose Creek, SC	2009	05/16/13	244	976	95.7%
Creekstone at RTP	Durham, NC	2013	05/17/13	256	1,043	96.3%
Talison Row at Daniel Island	Charleston, SC	2013	08/26/13	274	989	92.4%
Fountains Southend	Charlotte, NC	2013	09/24/13	208	844	96.9%
The Estates at Wake Forest	Wake Forest, NC	2013	01/21/14	288	1,047	85.3%
Miller Creek at Germantown	Memphis, TN	2012/2013	01/21/14	330	1,049	97.4%
The Aventine Greenville	Greenville, SC	2013	02/06/14	346	961	93.3%
Waterstone at Brier Creek	Raleigh, NC	2013/2014	03/10/14	232	1,137	85.7%
Avenues at Craig Ranch	McKinney, TX	2013	03/18/14	334	1,006	93.9%
Waterstone at Big Creek	Alpharetta, GA	2013	04/07/14	270	1,131	98.4%
Total / Weighted average				5,129	1,013	94.8%

	Three Months Ended	Nine Months Ended
	September 30,	September 30,

Total operating properties (end of period)	20	20
Total operating apartment units (end of period)	5,129	5,129
Total operating apartment units - wholly owned, continuing operations (end of period)	4,889	4,889
Total operating apartment units (weighted average)	5,129	4,786
Total operating apartment units - wholly owned, continuing operations (weighted average)	4,889	4,546

[1]	The extent of the renovations included within the term “renovated” depends on the individual apartment community, but “renovated” generally refers to the replacement of siding, roof, wood, windows or boilers, updating of gutter systems, renovation of leasing centers and interior rehabilitation, including updated appliances, countertops, vinyl plank flooring, fixtures, fans and lighting, or some combination thereof.

[2]	Average physical occupancy for the three months ended September 30, 2014 represents the average occupancy of the total number of units occupied at each apartment community during the period divided by the total number of units at each apartment community.

[3]	The Company owns a 50% interest in this apartment community through an unconsolidated joint venture. The Company's interest in this joint venture was classified as held for sale at September 30, 2014 as a result of executing a contract for sale on that date that is expected to close prior to the end of 2014.

Trade Street Residential, Inc.
3rd Quarter 2014	Same Store NOI Comparisons(1)
(Unaudited)

	Year-to Date Comparisons
	Nine Months Ended September 30,
in thousands, except per unit data	2014	2013	% Change

Revenues	$15,939	$15,184	5.0%
Expenses	7,305	6,860	6.5%
Net operating income (NOI) (2)	$8,634	$8,324	3.7%

Average physical occupancy (3)	95.9%	95.0%	0.9%

Average monthly rental rate (4)	$890	$862	3.2%

	Quarter to Quarter Comparisons
	Three Months Ended September 30,
	2014	2013	% Change

Revenues	$5,410	$5,221	3.6%
Expenses	2,475	2,348	5.4%
Net operating income (NOI) (2)	$2,935	$2,873	2.2%

Average physical occupancy (3)	96.1%	96.3%	(0.2)%

Average monthly rental rate (4)	$903	$869	3.9%

	Sequential Quarter Comparisons
	Three Months Ended
	September 30, 2014	June 30, 2014	% Change

Revenues	$5,410	$5,316	1.8%
Expenses	2,475	2,416	2.4%
Net operating income (NOI) (2)	$2,935	$2,900	1.2%

Average physical occupancy (3)	96.1%	96.2%	(0.1)%

Average monthly rental rate (4)	$903	$888	1.7%

[1]	The Company defines “Same Store” as properties owned and stabilized since January 1, 2013 through September 30, 2014. For newly constructed or lease-up properties or properties undergoing significant redevelopment, we consider a property to be stabilized at the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment. No properties owned since January 1, 2013 were under construction or undergoing redevelopment and, as a result, no properties owned since January 1, 2013 were excluded from the same store portfolio. For the periods presented, "Same Store" properties are comprised of: The Pointe at Canyon Ridge, Arbor River Oaks, Lakeshore on the Hill, The Trails of Signal Mountain, Mercé Apartments, Fox Trails, Millenia 700, and Westmont Commons.

[2]	See page 19 for the Company's definition of this non-GAAP measure and page 21 for a reconciliation of this non-GAAP measure to net income (loss) attributable to common stockholders.

[3]	Average physical occupancy for the periods presented represent the average of the total number of units occupied at each apartment community during the respective period divided by the total number of units at each apartment community.

[4]	Average monthly rental rates for the periods presented are the Company’s market rents after “loss to lease” and concessions, but before vacancy, discounted employee units, model units, and bad debt for the respective periods.

Trade Street Residential, Inc.
3rd Quarter 2014	Same Store Operating Expense Comparisons
(Unaudited)

	Year-to Date Comparisons
	Nine Months Ended September 30,
in thousands	2014	2013	$ Change	% Change	% of 2014 Actual

Property taxes	$1,973	$1,785	$188	10.5%	27.0%
Salaries and benefits for on-site employees	1,951	1,928	23	1.2%	26.7%
Utilities	1,095	1,034	61	5.9%	15.0%
Repairs and maintenance	493	503	(10)	(2.0)%	6.7%
Make ready/turnover	408	349	59	16.9%	5.6%
Property insurance	373	360	13	3.6%	5.1%
Other	1,012	901	111	12.3%	13.9%
Total same store	$7,305	$6,860	$445	6.5%	100.0%

	Quarter to Quarter Comparisons
	Three Months Ended September 30,
	2014	2013	$ Change	% Change	% of 2014 Actual

Property taxes	$668	$573	$95	16.6%	27.0%
Salaries and benefits for on-site employees	652	646	6	0.9%	26.3%
Utilities	380	361	19	5.3%	15.4%
Repairs and maintenance	213	181	32	17.7%	8.6%
Make ready/turnover	156	149	7	4.7%	6.3%
Property insurance	103	124	(21)	(16.9)%	4.2%
Other	303	314	(11)	(3.5)%	12.2%
Total same store	$2,475	$2,348	$127	5.4%	100.0%

	Sequential Quarter Comparisons
	Three Months Ended
	September 30, 2014	June 30, 2014	$ Change	% Change	% of 2014 Actual

Property taxes	$668	$632	$36	5.7%	27.0%
Salaries and benefits for on-site employees	652	631	21	3.3%	26.3%
Utilities	380	346	34	9.8%	15.4%
Repairs and maintenance	213	161	52	32.3%	8.6%
Make Ready/turnover	156	147	9	6.1%	6.3%
Property insurance	103	143	(40)	(28.0)%	4.2%
Other	303	356	(53)	(15.0)%	12.2%
Total same store	$2,475	$2,416	$59	2.4%	100.0%

Trade Street Residential, Inc.
3rd Quarter 2014	Acquisitions, Pipeline, Dispositions, and Held for Sale
(Unaudited)

in thousands, except unit data

Acquisitions:			Percent Leased at	Date	Gross	Debt Balance at
Property	Location	Units	September 30, 2014	Acquired	Purchase Price	September 30, 2014

The Estates at Wake Forest	Wake Forest, NC	288	95.5%	1/21/2014	$37,250	$18,625
Miller Creek at Germantown	Memphis, TN	330	98.2%	1/21/2014	43,750	26,250
The Aventine Greenville	Greenville, SC	346	96.0%	2/6/2014	41,866	21,000
Waterstone at Brier Creek	Raleigh, NC	232	91.4%	3/10/2014	32,682	16,250
Avenues at Craig Ranch	McKinney, TX	334	95.5%	3/18/2014	42,375	21,200
Waterstone at Big Creek	Alpharetta, GA	270	99.6%	4/7/2014	40,500	Line of Credit
Total acquisitions nine months ended September 30		1,800			$238,423	$103,325

Acquisition pipeline:				Anticipated	Contract
		Planned	Percent	Close	Purchase
Project	Location	Units	Leased	Date	Price

Waterstone at Big Creek, Phase II	Alpharetta, GA	100	-	1Q15	$15,000
Total acquisition pipeline		100	-		$15,000

Dispositions:			Date	Gross	Gain
Property	Location	Units	Sold	Sale Price	Realized

Post Oak	Louisville, KY	126	7/11/2014	$8,000	$353
Total dispositions nine months ended September 30		126		$8,000	$353

Land held for sale:				Carrying
		Planned		Value as of
Project	Location	Units	Acreage	September 30, 2014

The Estates at Maitland	Maitland, FL	416	6.1	$9,000
Millenia Phase II	Orlando, FL	403	7.0	6,188
Midlothian Town Center - East	Midlothian, VA	238	8.4	3,492
Venetian	Fort Myers, FL	436	23.0	3,960
Sunnyside	Panama City Beach, FL	212	22.0	1,485
Total land held for sale		1,705	66.5	$24,125

Trade Street Residential, Inc.
3rd Quarter 2014	NOI, Average Occupancy and Average Monthly Rent Summary
(Unaudited)

in thousands, except unit data

Multifamily communities:

as of September 30, 2014

			NOI	Avg Physical	Avg Monthly
	Units	Communities	Quarter Ended	Occupancy (1)	Rent/Unit

Same Store Communities (2)	1,929	8	$2,935	96.1%	$903
Stabilized non-same store communities (3)	2,440	9	5,200	95.6%	1,101
Lease-up communities (4)	520	2	696	85.5%	959
Other (5)	-	-	24	-	-
Wholly-owned communities	4,889	19	$8,855	94.7%	$1,008
Joint venture communities (6)	240	1	219	95.4%	992

Total multifamily communities	5,129	20	$9,074	94.8%	$1,007

[1]	Average physical occupancy for the three months ended September 30, 2014 represents the average occupancy of the total number of units occupied at each apartment community during the period divided by the total number of units at each apartment community.

[2]	For 2014 "Same Store" properties are comprised of: The Pointe at Canyon Ridge, Arbor River Oaks, Lakeshore on the Hill, The Trails of Signal Mountain, Mercé Apartments, Park at Fox Trails, Estates at Millenia, and Westmont Commons.

[3]	Communities that were stabilized for the quarter ended September 30, 2014, but do not meet the criteria for "Same Store" properties. These include: Bridge Pointe, St. James at Goose Creek, Creekstone at RTP, Fountains Southend, Talison Row at Daniel Island, Miller Creek at Germantown, Waterstone at Big Creek, Aventine Greenville, and Avenues at Craig Ranch.

[4]	The Estates at Wake Forest and Waterstone at Brier Creek are currently in lease-up for the quarter ended September 30, 2014.

[5]	Includes one community sold during the quarter ended September 30, 2014.

[6]	The Company owns a 50% interest in this apartment community through an unconsolidated joint venture. The Company's interest in this joint venture was classified as held for sale at September 30, 2014 as a result of executing a contract for sale on that date that is expected to close prior to the end of 2014.

Trade Street Residential, Inc.
3rd Quarter 2014	Debt Summary
(Unaudited)

in thousands
Debt Maturities(1)
as of September 30, 2014
	Scheduled Repayments			% of
Year	Amortization	Maturities	Total	Total

Remainder of 2014	$110	$-	$110	0.0%
2015	1,210	-	1,210	0.4%
2016	1,976	-	1,976	0.6%
2017	3,410	53,258	56,668	16.4%
2018	3,803	7,664	11,467	3.3%
Thereafter	20,205	253,227	273,432	79.3%

Total	$30,714	$314,149	$344,863	100.0%

Floating vs. Fixed Rate Debt:(1)			Weighted Average
	Balance at	% of	Interest	Years to
	September 30, 2014	Total	Rate	Maturity

Fixed rate debt	$297,863	86.4%	4.03%	8.00
Floating rate debt	47,000	13.6%	2.69%	2.33

Total	$344,863	100.0%	3.85%	7.22

Unconsolidated Debt:
	Balance at	YTD	Interest
Property	September 30, 2014	Amortization	Rate	Maturity

The Estates at Perimeter(2)	$17,371	$230	4.245%	09/01/2017

[1]	Wholly owned, continuing operations.

[2]	Reflects 100% of debt whereas the Company owns a 50% interest in this apartment community through an unconsolidated joint venture. The Company's interest in this joint venture was classified as held for sale at September 30, 2014 as a result of executing a contract for sale on that date that is expected to close prior to the end of 2014.

Trade Street Residential, Inc.
3rd Quarter 2014	Capitalized Costs Summary
(Unaudited)

	Three Months Ended		Nine Months Ended
in thousands, except per unit data	September 30, 2014		September 30, 2014
	Total	Per Unit	Total	Per Unit
Recurring capital expenditures:

Flooring & Carpeting	$222	$45	$518	$114
Appliances	77	16	259	57
HVAC	30	6	60	13
Other	11	2	23	5

Total recurring capital expenditures	$340	$69	$860	$189

Non-recurring capital expenditures:

Plumbing	$-	$-	$15	$3
Rehab of Apartments	152	31	340	75
Furniture, Fixtures and Equipment	57	12	189	42
Other	121	25	483	106

Total non-recurring capital expenditures	$330	$68	$1,027	$226

Weighted average units - wholly owned, continuing operations		4,889		4,546

Trade Street Residential, Inc.
3rd Quarter 2014	Non-GAAP Financial Measures and Reconciliations
(Unaudited)

The supplemental financial data contained in this document contains certain non-GAAP financial measures management believes are useful in understanding our business and evaluating our performance. Our definitions and calculations of these non-GAAP financial measures may differ from those of other equity REITs, and thus may not be comparable to other REITs. The non-GAAP financial measures should not be considered as an alternative to net income as an indication of our operating performance, or to net cash provided by operating activities as a measure of our liquidity.

Funds from Operations ("FFO")

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property and bargain purchase gains, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO attributable to common stockholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance.

Core Funds from Operations ("Core FFO")

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO includes adjustments to exclude the impact of straight-line adjustments for ground leases, gains and losses from extinguishment of debt, transaction costs related to acquisitions and reorganization, management transition costs and certain other non-cash items. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition, the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income ("NOI")

Management believes that net operating income (“NOI”) is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis. NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses.

The Company defines same store communities as communities owned and stabilized for the entirety of both periods presented, excluding properties held for sale. Reconciliations of net income attributable to common stockholders to FFO, Core FFO, NOI, and same store NOI are included in the Supplemental Information posted on the Company’s website.

The following table reflects same store and non-same store contributions to consolidated NOI together with a reconciliation of NOI to net income (loss) attributable to common stockholders, as computed in accordance with GAAP:

Trade Street Residential, Inc.
3rd Quarter 2014	NOI Bridge
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
in thousands	2014	2013	2014	2013
Property Revenues (1)
Same Store (8 properties)	$5,410	$5,221	$15,939	$15,184
Non Same Store (11 properties)	9,845	2,523	24,785	3,694
Other (1 property)(2)	51	283	645	871
Total property revenues	$15,306	$8,027	$41,369	$19,749

Property Expenses (1)
Same Store (8 properties)	$2,475	$2,348	$7,305	$6,860
Non Same Store (11 properties)	3,949	1,046	10,675	1,616
Other (1 property)(2)	27	164	361	452
Total property expenses	$6,451	$3,558	$18,341	$8,928

Net Operating Income (1)(3)
Same Store (8 properties)	$2,935	$2,873	$8,634	$8,324
Non Same Store (11 properties)	5,896	1,477	14,110	2,078
Other (1 property)(2)	24	119	284	419
Total property net operating income	$8,855	$4,469	$23,028	$10,821

Reconciliation of NOI to GAAP Net Loss

Total property net operating income	$8,855	$4,469	$23,028	$10,821
Other income	1	26	45	70
Gain on sales of real estate assets	353	-	353	-
Gain on bargain purchase	-	6,900	-	6,900
Depreciation and amortization	(4,922)	(3,312)	(15,389)	(8,479)
Development and pursuit costs	(217)	(52)	(356)	(67)
Interest expense	(3,381)	(2,210)	(9,572)	(6,110)
Amortization of deferred financing cost	(236)	(275)	(788)	(994)
Loss on early extinguishment of debt	-	-	(1,629)	(1,146)
General and administrative	(1,943)	(3,099)	(6,356)	(6,482)
Management transition expenses	-	-	(9,291)	-
Impairment associated with land holdings	(7,962)	-	(7,962)	(613)
Acquisition costs	-	(472)	(1,641)	(916)
Income from unconsolidated joint venture	20	(13)	21	42
Income (loss) from continuing operations	(9,432)	1,962	(29,537)	(6,974)
Discontinued operations	-	(80)	-	1,696
Net income (loss)	(9,432)	1,882	(29,537)	(5,278)
(Income) loss allocated to noncontrolling interests	566	(258)	1,907	911
Adjustments related to earnings per share computation (4)	(220)	(264)	(649)	8,488
Income (loss) attributable to common stockholders	$(9,086)	$1,360	$(28,279)	$4,121

Income from Discontinued Operations
Property revenues	-	1,325	-	5,115
Property expenses	-	(1,059)	-	(3,120)
Property net operating income	-	266	-	1,995
Other expenses	-	(9)	-	(46)
Depreciation and amortization	-	-	-	(440)
Interest expense	-	(234)	-	(1,396)
Amortization of deferred financing costs	-	-	-	(46)
Loss on extinguishment of debt	-	-	-	(8)
Deferred portion of ground lease amortization	-	(103)	-	(309)
Gain on sale of discontinued operations	-	-	-	1,946
Income (loss) from discontinued operations	$-	$(80)	$-	$1,696

[1]	The Company defines “Same Store” as properties owned and stabilized since January 1, 2013 through September 30, 2014 excluding properties held for sale. For newly constructed or lease-up properties or properties undergoing significant redevelopment, we consider a property to be stabilized at the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment. No properties owned since January 1, 2013 were under construction or undergoing redevelopment and, as a result, no properties owned since January 1, 2013 were excluded from the same store portfolio.

[2]	Includes one community sold during the quarter ended September 30, 2014.

[3]	See page 19 for the Company's definition of this non-GAAP measure.

[4]	See notes B and G to consolidated financial statements as filed in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

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